Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

EyeGate Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is EyeGate Pharmaceuticals, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 28, 2004, and was amended and restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 18, 2015 (as amended and restated, the “Certificate”).

THIRD: The Corporation hereby amends the Certificate as follows:

ARTICLE IV, Subsection (A) of the Certificate is hereby deleted in its entirety and amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 130,000,000, consisting of 120,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, EyeGate Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its president and chief executive officer this 10th day of July, 2018.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Name:	Stephen From
Title:	President and Chief Executive Officer